Exhibit 99.1

DATE: Nov. 7, 2013

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

Apco Reports Third-Quarter 2013 Results

Reflects Effect on Equity Investment from New Tax Legislation in Argentina

TULSA, Okla. – Apco Oil and Gas International Inc. (NASDAQ:APAGF) today reported an unaudited net loss attributable to Apco of $6.0 million for the third-quarter 2013, or a loss of $0.21 per share, compared with net income of $10.2 million, or $0.35 per share, in the same period a year ago.

For the first nine months of 2013, Apco reported unaudited net income of $17.4 million, or $0.59 per share, compared with net income of $33.0 million, or $1.12 per share, for the same period in 2012.

The decrease in net income for the three and nine month periods ended Sept. 30, 2013, compared with the same periods in 2012, is primarily the result of a non-cash deferred income tax charge of $13.7 million related to new tax legislation enacted by the Argentine government in the third quarter of 2013.

Absent the deferred income tax charge, adjusted net income would have been $7.7 million, or $0.26 per share, and $31.1 million, or $1.06 per share, for the three and nine months ended Sept. 30, 2013.

In September 2013, the Argentine government enacted certain tax reform legislation related to dividends and capital gains. The tax reform imposes a 10 percent tax on dividends, profit distributions and remittances made to Argentine individuals and foreign shareholders. The 10 percent dividend tax will apply to Apco on future dividends received from its 40.72 percent interest in Petrolera Entre Lomas S.A. (Petrolera), branch remittances, and any dividends paid by its subsidiaries.

The tax reform also removes the income tax exemption on income derived from the sale of shares, titles, bonds and other securities that has been provided to non-Argentine residents since 1991. Effective immediately, the sale of such securities is subject to an effective 13.5 percent capital gain tax on the gross proceeds. Consequently, Apco recorded the deferred tax expense in the third quarter of 2013 for the new Argentine capital gains tax associated with its equity investment in Petrolera.

“We hold a significant portion of our business through our share ownership in Petrolera. Unfortunately, Argentina has made a change to its income tax law which resulted in a non-cash deferred income tax charge for the period,” said Ralph Hill, Apco’s chief executive officer.

“Going forward, this new tax will impact our overall effective income tax rate. In the meantime, we’ll continue the prudent exploration and development of our assets we have employed for many years,” Hill added.

Other factors contributing to the decrease in net income for the quarter and year-to-date periods were lower sales volumes, greater costs and operating expenses and lower equity income from Argentine investment.

Total operating revenues decreased by $1.3 million during the third quarter of 2013 compared with the same period in 2012, primarily due to lower sales volumes.

Total operating revenues increased by $12.7 million during the first nine months of 2013 compared with the same period a year ago. Sales revenues from Apco’s Colombian operations and benefits realized from the Oil Plus hydrocarbon subsidy program in Argentina were the primary drivers of higher operating revenues experienced in 2013.

Total sales volumes applicable to Apco’s consolidated interest on a barrel of oil equivalent (BOE) basis were 11 and 2 percent lower than the third quarter and first nine months of 2012. The change in volumes for both periods reflects a decline in volumes from Apco’s Argentine operations, partially offset by the positive impact of volumes from its Colombian operations which began production during the third quarter of 2012.

Total costs and operating expenses were higher for the quarter and first nine months of 2013 compared with the same periods of 2012 primarily due to higher production and lifting costs, depreciation expense, selling and administrative expense, and higher foreign exchange losses. The quarter and year-to-date periods also benefited from lower exploration expense compared with 2012.

Apco also experienced lower equity income from its 40.72 percent interest in Petrolera. During the third quarter and first nine months of 2013, the impact of lower operating revenues and higher operating costs contributed to a decrease of $2.2 million and $6.5 million in equity income from Argentine investment compared with the comparable periods in 2012.

2013 Capital Program and Operational Update

During the first nine months of 2013, capital expenditures of $40.9 million attributable to Apco’s consolidated interests were invested primarily in development and exploration drilling in Neuquén basin properties and exploration drilling in Colombia.

Apco participated in the drilling of 20 development wells and three exploration wells in the Neuquén basin in the first nine months of the year. An additional three wells were in various stages of drilling and completion at the end of the quarter.

In Colombia, Apco participated in the drilling of two wells in the Llanos 32 block. The Bandola-1 well was put on production in the second quarter. The second well was determined to be unproductive.

“Year-to-date, we are behind on our drilling activities planned for 2013. Due to increased industry drilling activity in Argentina, we have experienced significant delays to obtain equipment to drill planned wells in our Coirón Amargo, Tierra del Fuego and Sur Río Deseado properties,” said Michael Kyle, Apco’s president and chief operating officer.

“We expect to build momentum in those areas in the fourth quarter. The lack of available drilling equipment has hampered our progress to stem normal production declines from our mature properties so far this year,” Kyle added.

Apco Oil and Gas International Inc.

Summary of Earnings

(In Thousands of Dollars Except Per Share Amounts)

	2013	2012
Three months ended Sept. 30
Operating revenue	33,672	34,966
Costs and operating expenses	27,651	27,552
Investment income	4,482	6,363
Net income (loss) attributable to Apco	(6,038)	10,231
Per share	(0.21)	0.35

	2013	2012
Nine months ended Sept. 30
Operating revenue	110,741	98,009
Costs and operating expenses	84,777	75,827
Investment income	16,069	21,864
Net income attributable to Apco	17,415	32,987
Per share	0.59	1.12

About Apco Oil and Gas International Inc. (NASDAQ: APAGF)

Apco Oil and Gas International Inc. is an international oil and gas exploration and production company with interests in nine oil and gas concessions and two exploration permits in Argentina, and three exploration and production contracts in Colombia. More information is available at www.apcooilandgas.com. Go to http://www.b2i.us/irpass.asp?BzID=1671&to=ea&s=0 to join our e-mail list.

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Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Amounts and nature of future capital expenditures;

•	Volumes of future oil, natural gas, and LPG production;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Estimates of proved gas and oil reserves;

•	Reserve potential;

•	Development drilling potential;

•	Cash flow from operations or results of operations;

•	Seasonality of natural gas demand; and

•	Oil and natural gas prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this announcement. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future oil and natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

•	Inflation, interest rates, fluctuation in foreign currency exchange rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

•	Costs of, changes in, or the results of laws, government regulations (including climate change regulation and/or potential additional regulation of drilling and completion of wells), environmental liabilities and litigation;

•	Political conditions in Argentina, Colombia and other parts of the world;

•	The failure to renew participation in hydrocarbon concessions granted by the Argentine government on reasonable terms;

•	Risks related to strategy and financing, including restrictions stemming from our loan agreement and the availability and cost of credit;

•	Risks associated with future weather conditions, volcanic activity and earthquakes;

•	Acts of terrorism; and

•	Additional risks described in our filings with the Securities and Exchange Commission (“SEC”).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this announcement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Investors are urged to closely consider the disclosures and risk factors in our most recent annual report on Form 10-K filed with the SEC and our quarterly reports on Form 10-Q available from our offices or from our website at www.apcooilandgas.com.